UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

WHITE RIVER CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1445 Brookville Way, Suite I
Indianapolis, Indiana 46239
(317) 806-2166

Notice of 2007 Annual Meeting of Shareholders
To Be Held on May 17, 2007

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of White River Capital, Inc. (“White River”), which will be held on Thursday, May 17, 2007 at 10:30 a.m. Central time at the offices of Barnes & Thornburg LLP, One North Wacker Drive, Suite 4400, Chicago, Illinois 60606.

The purposes of the meeting are -

•	Election of Directors. To elect seven members of the Board of Directors who will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

•	Other Business. To consider and act upon any other business that may properly come before the annual meeting or any adjournments of the meeting.

You may vote at the meeting if you are a shareholder of record at the close of business on March 22, 2007.

Please read the accompanying proxy statement carefully so that you will have information about the business to be presented at the meeting. A proxy card and a copy of our annual report for the fiscal year ended December 31, 2006, which includes our financial statements, also accompany this notice.

Your vote is important. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes. We appreciate your cooperation in promptly returning your signed proxy card. Your proxy is revocable and will not affect your right to vote in person at the annual meeting.

If you plan to attend, please note we may ask you to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) also must bring a copy of a brokerage account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
By Order of the Board of Directors Mark R. Ruh, Corporate Secretary

Indianapolis, Indiana
April 19, 2007

TABLE OF CONTENTS

Page

Information about the Annual Meeting and Voting	1
Security Ownership of Certain Beneficial Holders and Management	4
Proposal 1: Election of Directors	6
Corporate Governance and Board Committees	8
Certain Relationships and Related Party Transactions	10
Executive Officers	11
Compensation Discussion and Analysis	12
Executive Compensation	15
Compensation of Directors	18
Audit Committee Report	19
Independent Public Accountants	20
Other Business	21
Incorporation by Reference	21

1445 Brookville Way, Suite I
Indianapolis, Indiana 46239
(317) 806-2166

Proxy Statement

for the
2007 Annual Meeting of Shareholders

To Be Held on May 17, 2007

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of White River Capital, Inc., an Indiana corporation (“White River,” “we” or “our”), to be used at our 2007 Annual Meeting of Shareholders and at any adjournments of the meeting. The meeting is scheduled to be held as follows:

Thursday, May 17, 2007
10:30 a.m., Central time
Barnes & Thornburg LLP
One North Wacker Drive, Suite 4400
Chicago, Illinois 60606

We are first sending this proxy statement and the accompanying form of proxy to shareholders on or about April 19, 2007.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	What proposals will shareholders vote on at the meeting?

At the meeting, our shareholders will consider and vote on the following matters:

•
Election of Directors. The election of seven members of our Board of Directors who will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

•	Other Business. Any other business that may properly come before the meeting or any adjournment of the meeting.

2.	Who is entitled to vote?

Only shareholders of record as of March 22, 2007 (the “Record Date”) may vote at the meeting. According to Computershare Investor Services, LLC, our transfer agent, on the Record Date there were 3,839,487 shares of common stock issued and outstanding. On any matter submitted to the shareholders for a vote, each holder of our common stock is entitled to one vote for each share recorded in his/her name on our books as of the Record Date.

3.	What happens if additional matters are presented at the meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the individuals named as proxies on the proxy card will have the discretion to vote your shares on any other matters properly presented for a vote at the meeting in accordance with our by-laws and Indiana law.

4.	How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote FOR each of the nominees for director.

5.	What are broker non-votes?

Generally, broker non-votes occur when shares held for a beneficial owner in “street name” (that is, by a broker, bank or other nominee, which we refer to as your “broker”), are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. Typically, a broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of directors, without instructions from the beneficial owner of those shares.

6.	What vote is required to approve each proposal?

The nominees receiving the highest number of votes will be elected to fill the seven director positions. Votes may be cast in favor of or withheld with respect to any or all nominees. Abstentions, broker non-votes and votes that are withheld will not be included in the vote count and will have no effect on the outcome of the vote.

Any other matter that may be properly presented at the meeting will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Abstentions and broker non-votes will be treated as present for quorum purposes. However, because an abstention is not treated as a vote for or against a proposal, it will not have any effect on the outcome of the vote.

7.	How do I vote my shares?

You may vote by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the director nominees and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the meeting.

8.	May I revoke or change my vote after I have mailed my proxy card?

You may change or revoke your vote at any time before it is counted at the meeting by:

•	notifying our Corporate Secretary in writing at 1445 Brookville Way, Suite I, Indianapolis, Indiana 46239, that you wish to revoke your proxy;
•	submitting a later dated proxy card; or
•	attending the meeting and voting in person.

Attending the meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above to revoke your proxy. If you hold your shares in “street name,” you must contact your broker to change your vote or obtain a proxy from your broker to vote your shares if you wish to cast your vote in person at the meeting.

9.	How do I vote my shares if they are held in “street name”?

If you hold your shares in “street name,” you should receive a proxy or telephonic or electronic instructions from your broker asking you how you wish to vote your shares. If you do not, you may contact your broker and obtain a proxy from your broker.

If you do not instruct your broker how to vote your shares, they may vote the shares only if the proposal is a matter on which they have discretion, such as the election of directors.

10.	May I vote my shares in person at the meeting?

If you are a shareholder of record, you may attend the meeting and vote in person. If you hold shares in “street name” and would like to attend the meeting and vote in person, you will need to contact your broker, obtain a proxy from them and bring it to the meeting.

11.	What if I return my proxy but do not provide voting instructions?

If you specify a choice, the proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted in favor of the election of the director nominees. In all cases, a proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters properly presented for a vote at the meeting in accordance with our by-laws and Indiana law.

12.	What if I abstain from voting?

Abstentions are included in the determination of shares present for quorum purposes. However, because abstentions are not treated as votes for or against a proposal, they will have no effect on the outcome of the vote.

13.	How many shares must be represented at the meeting to constitute a “quorum”?

A majority of the outstanding shares must be present at the meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. We will also count broker non-votes as being present for purposes of determining a quorum.

14.	Where can I find voting results of the meeting?

We expect to announce preliminary results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007 or in an earlier filed report on Form 8-K.

15.	How do I obtain additional information about White River Capital?

With this proxy statement, we are sending you our 2006 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2006. If you did not receive our Annual Report, we will send it to you without charge. The Annual Report includes a list of important documents that we have filed as exhibits with the Securities and Exchange Commission (the “SEC”), but does not include copies of the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Please send your written request by facsimile to our Corporate Secretary at (317) 806-2167 or by mail to:

White River Capital, Inc. 1445 Brookville Way, Suite I Indianapolis, Indiana 46239 Attn: Corporate Secretary

In addition, you may obtain copies of our public filings without charge from our web site at http://www.WhiteRiverCap.com or from the SEC’s web site at http://www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table describes the shares of our common stock that each of the following persons beneficially owned as of the Record Date:

•	each of our current directors (each of whom is a nominee for election);
•
our Chief Executive Officer, our Chief Financial Officer and each other executive officer serving at any time during 2006 whose total compensation during 2006 exceeded $100,000 (together as a group, “Named Executive Officers”);

•	all of our directors and Named Executive Officers as a group; and
•	each other person known by us to beneficially own more than five percent of the outstanding shares of our common stock.

Information with respect to the directors and Named Executive Officers is based on our records and data supplied by each of the directors and Named Executive Officers. Information with respect to beneficial owners of more than five percent of the outstanding shares of our common stock is based on filings those persons have made with the SEC.

	Amount and Nature of Beneficial Ownership as of the Record Date
Name or Number of Persons in Group	Sole Voting and Investment Power	Shared Voting and Investment Power	Total	Percent of Class[1]
Directors and Nominees Who are Not Named Executive Officers
Thomas C. Heagy Current Director and Director Nominee	0	0	0	0%
Daniel W. Porter Current Director and Director Nominee	1,146	0	1,146	*
John W. Rose Current Director and Director Nominee	163,037	0	163,037	4.2%
Richard D. Waterfield Current Director and Director Nominee 7221 Engle Road, Suite 250 Fort Wayne, Indiana 46804	220,399[2]	0	220,399	5.7%

Named Executive Officers
John M. Eggemeyer Chairman and Chief Executive Officer; Current Director and Director Nominee P.O. Box 1329 Rancho Santa Fe, California 92067	53,742	673,219[3]	726,961	18.9%
William E. McKnight President - Coastal Credit, LLC; Current Director and Director Nominee	186,924	0	186,924	4.9%
Mark R. Ruh President and Chief Operating Officer; Current Director and Director Nominee	12,561	0	12,561	*
Martin J. Szumski Chief Financial Officer	1,500	0	1,500	*
All Directors, Nominees and Named Executive Officers as a group (8 persons)	639,309	673,219	1,312,528	34.2%
Other 5% Beneficial Owners
William J. Ruh 6051 El Tordo Rancho Santa Fe, California 92067	26,523	673,219[3]	699,742	18.2%
Franklin Mutual Advisors, L.L.C. 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	722,550	0	722,550	18.8%
SuNOVA Capital, L.P.[4] 780 Third Ave., 5th Fl. New York, New York 10017	0	370,000	370,000	9.6%
________________________
* Represents less than 1.0% of the outstanding shares of our common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See footnote (1) below.
(1)	Based on 3,839,487 shares of our common stock issued and outstanding as of the Record Date.
(2)
Includes 217,358 shares of common stock held in a limited liability company of which Mr. Waterfield is a member. Mr. Waterfield disclaims beneficial ownership of the portion of the reported shares in excess of his percentage economic interest in the limited liability company; also includes 1,480 shares of common stock controlled by Mr. Waterfield, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of the shares held of record by Waterfield Foundation, Inc.

(3)	Includes 673,219 shares of common stock held of record by investment funds affiliated with Castle Creek Capital LLC, in which each of Mr. Eggemeyer and Mr. William Ruh is a partner or officer.
(4)	Includes shares held by affiliates of SuNOVA Capital, L.P.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently has seven members. Our bylaws provide that the authorized number of directors must be at least three and not more than twelve, with the exact number of directors to be set from time to time by resolution adopted by a majority of the Board.

The Board of Directors has approved the persons named in the following table as nominees for election to serve as directors of White River until the 2008 annual meeting of shareholders. All director nominees are current directors. No director is related to any other director nominee or Named Executive Officer of White River by blood, marriage or adoption. The Board of Directors did not select any nominee pursuant to any arrangements or understandings between the nominee and any other person.

Each nominee will be elected if he receives more votes for his election than votes withheld. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the vote.

If any persons are nominated other than by the Board of Directors, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to elect all seven of the Board’s nominees. If any of the Board’s nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of any substitute nominees designated by the Board of Directors. To the best of our knowledge, we have no reason to believe that any of the nominees will be unable to serve as directors.

Current Directors/Director Nominees
Name	Age	Principal Occupation during the Past Five Years	Year Became Director
John M. Eggemeyer	61
• Chairman of the Board and Chief Executive Officer since December 2004
• Chairman of the Board of our subsidiary, Union Acceptance Company, LLC (“UAC”), from October 2000 to August 2005
• Chief Executive Officer of UAC from August 2003 to August 2005
• Founder and Chief Executive Officer, Castle Creek Capital LLC and Castle Creek Financial LLC, which together form a merchant banking organization serving the banking industry
• Chairman of the Board, First Community Bancorp, since June 2000, and Chairman of the Board, Rancho Santa Fe National Bank, from February 1995 until the formation of First Community Bancorp
• Chairman of the Board, Centennial Bank Holdings, Inc. since August 2004
• Trustee, American Financial Realty Trust, from May 2001 to October 2005
• Director, TCF Financial Corporation, from 1996 to 2006
			2004
Thomas C. Heagy	62	• Vice Chairman, LaSalle Bank Corp., from1990 to 2006 • Director, UAC, from 2001 to 2003	2007
William E. McKnight	63	• President of our subsidiary, Coastal Credit, LLC, which Mr. McKnight established in 1987, and we acquired in 2005	2005
Daniel W. Porter	51	• Senior Advisor, Bear Stearns Merchant Banking, since January 2005 • Chairman of the Board, Caribbean Finance Group, since December 2006 • Chairman and Chief Executive Officer, WMC Mortgage, from 2003 to 2004 • Chairman and Chief Executive Officer, Wells Fargo Financial Services, from 1999 to 2003	2006

Name	Age	Principal Occupation during the Past Five Years	Year Became Director
John W. Rose	57	• President, McAllen Capital Partners, Inc., an investment management firm, since 1991 • Principal, Alpha Capital Partners, Ltd., a private equity investment firm • Director, F.N.B. Corporation, Jacksonville Bancorp, Great Lakes Bancorp, Sun Bancorp, Atlanta Bancorp, First Chicago Bancorp, and Lifeline Systems, Inc. • Advisory Committee, Castle Creek Capital LLC, since 1995	2005
Mark R. Ruh	40	• President and Chief Operating Officer since December 2004 • President, UAC, since August 2003 and Chief Financial Officer, UAC, from August 2003 to August 2005 • Vice President, Castle Creek Capital LLC and Castle Creek Financial LLC, since 1998	2004
Richard D. Waterfield	62	• Director, Union Federal Bank of Indianapolis, from 1984 to 2006 • Director, Waterfield Mortgage Company, Incorporated, a mortgage banking company and the parent of Union Federal, from 1980 to 2006 • Director, UAC, from its formation to September 2005 • Director, Waterfield Shareholder, LLC, since 2006	2004

The Board of Directors recommends that shareholders vote FOR each of the nominees listed above.

Director Nominations for 2008 Annual Meeting of Shareholders

Shareholders may nominate persons for election as directors if they follow the procedures in our By-laws. Pursuant to Section 13 of Article III of our By-Laws, a shareholder entitled to vote for the election of directors may nominate persons for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at least 60 days before the date of the meeting of our shareholders called for the election of directors. Director nominations proposed by shareholders to be made at the 2008 Annual Meeting must be received by our Corporate Secretary on or before March 14, 2008. Pursuant to our By-Laws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of White River must contain the following items:

•	The shareholder’s name, record address, and beneficial ownership of shares of the Company,
•	The name of each person to be nominated,
•	The name, age, business address, residential address, and principal occupation or employment of each nominee,
•	Each nominee’s signed consent to serve as a director of White River, if elected,
•	The number of shares of our common stock beneficially owned by each nominee,
•	A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and
•	Any other information concerning the nominee that would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

We will furnish a copy of our By-laws specifying the nomination requirements to any shareholder upon written request to our Corporate Secretary.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

We are committed to maintaining good corporate governance practices and adhering to high standards of ethical conduct. The Board regularly reviews its governance procedures to ensure compliance with rapidly changing laws, rules and regulations that govern our business.

Director Independence

Our Board of Directors considers the independence of each of the directors under the listing standards of the American Stock Exchange, on which our common stock is traded. Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between White River or our subsidiaries and the directors, members of their immediate families, or entities in which the directors have a significant interest, including those described below under the caption “Certain Relationships and Related Party Transactions.” The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Under the above standards, the Board determined that current directors Mr. Heagy, Mr. Porter, Mr. Rose and Mr. Waterfield are independent and that Mr. Eggemeyer, Mr. Ruh and Mr. McKnight are not independent. Donald A. Sherman, who served as a director throughout 2006 until his resignation in January 2007 was also independent under those standards.

In determining that Mr. Rose is independent, the Board considered that Mr. Rose was on the board of managers of our subsidiary Coastal Credit, essentially serving as an outside director, prior to our acquisition of Coastal Credit. Mr. Rose also served as an officer and director of the holding company that held a majority of the equity interest in Coastal Credit and he personally held approximately 6% of Coastal Credit indirectly through such entity. Consequently, Mr. Rose received a ratable portion ($244,662) of the final payment we made to the former owners of Coastal Credit on March 31, 2006. He and members of his family also hold $1.5 million of Coastal Credit subordinated debentures. In determining that Mr. Rose is independent under American Stock Exchange standards, the Board of Directors determined that Mr. Rose’s direct or indirect interest in debt securities of White River and Coastal Credit constitute “company securities” under American Stock Exchange standards that exclude interests in company securities from certain disqualifications prescribed by the standards.

Meetings of the Board of Directors

During 2006, our Board of Directors met seven times and took action by written consent one time. No director attended less than 75% of the Board meetings or the meetings of any committee on which he served during 2006. The Board’s policy regarding director attendance at the Annual Meeting of Shareholders is that directors are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. Five of the six directors then in office attended the 2006 Annual Meeting of Shareholders.

Audit Committee

The Board established our Audit Committee in October 2005 and adopted a committee charter in January 2006. The current members of the Audit Committee are John W. Rose (Chairman), Thomas C. Heagy and Daniel W. Porter. Each member of the Audit Committee is “independent” as defined by the rules of the SEC and the listing standards of the American Stock Exchange. Donald A. Sherman also served on this committee until his resignation in January 2007 and was independent under those standards. The Board has determined that each member of the Audit Committee is financially literate and that Mr. Rose is qualified as an audit committee financial expert and has accounting or related financial management expertise, in each case in accordance with the rules of the SEC. Information regarding the functions the Audit Committee performs is included below under the caption “Audit Committee Report” and in the Audit Committee charter, which is available on our web site, http://www.WhiteRiverCap.com.

In 2006, the Audit Committee met seven times.

Compensation and Governance Committee

The Board of Directors established the Compensation and Governance Committee in May 2006 and adopted a committee charter at that time. The current members of the Compensation and Governance Committee are John W. Rose (Chairman) and Richard D. Waterfield. Donald A. Sherman also served on this committee until his resignation in January 2007. Information regarding the functions the Compensation and Governance Committee performs is included below under the caption “Compensation Discussion and Analysis” and in the Compensation and Governance Committee charter, which is available on our web site at http://www.WhiteRiverCap.com.

The Compensation and Governance Committee did not meet in 2006. Before the Board of Directors established the Compensation and Governance Committee, an ad hoc committee of disinterested directors consisting of Mr. Rose and Mr. Waterfield met one time during 2006 to consider performance-based awards for management and for Castle Creek Capital, LLC (“Castle Creek”).

The Compensation and Governance Committee has not set specific, minimum qualifications that nominees must meet to be nominated for election to the Board of Directors, but will evaluate each nominee based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. The Board seeks input from individual members of the Board in identifying possible candidates, and, in its discretion, may engage one or more search firms to assist in the recruitment of director candidates. The Compensation and Governance Committee will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders. Shareholders who wish to submit nominees for director for consideration by the Compensation and Governance Committee for election at our 2008 Annual Meeting of Shareholders should follow the process described under the caption “Proposal 1: Election of Directors - Director Nominations for the 2008 Annual Meeting of Shareholders.”

Communications with the Board of Directors

Shareholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing to the attention of our Corporate Secretary, White River Capital, Inc., 1445 Brookville Way, Suite I, Indianapolis, Indiana 46239. The Board of Directors has implemented a process for handling correspondence received by us and addressed to members of the Board. Under that process, our Corporate Secretary has been instructed to promptly forward to the Board copies of all communications that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees of the Board, or that he otherwise determines require their attention.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock to file reports with the SEC regarding their ownership of, and transactions in, our common stock. Our directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of the reports we received, and on written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were satisfied in a timely manner during 2006, except the Form 3 that Daniel W. Porter filed upon becoming a director was late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Transactions with Related Persons

Transactions and relationships that involve directors, executive officers or other related persons and that constitute a conflict with the company’s interests are prohibited unless they are approved in advance in accordance with our Code of Business Conduct and Ethics. All material affiliated transactions and loans and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or to independent legal counsel. All of the transactions described below were approved by a majority of our independent directors who do not have an interest in the described transactions.

Transactions with Related Persons

Castle Creek Relationships. John M. Eggemeyer, our Chairman and Chief Executive Officer, and Mark R. Ruh, our President and Chief Operating Officer, are both officers of Castle Creek. Castle Creek manages private equity funds that have substantial investments in our common stock. The Castle Creek funds hold an aggregate percentage interest in White River of 17.5%.

Castle Creek supervises UAC’s administration of its plan of reorganization. For these services, UAC paid Castle Creek at a rate of $14,583 per month, for a total of $175,000 during 2006. Although UAC’s bankruptcy case was closed on January 5, 2007, UAC must continue to operate in accordance with the plan, and Castle Creek will continue to supervise UAC’s compliance.

In addition, we have an expense sharing agreement with Castle Creek, under which Castle Creek provides various facilities, equipment and services to us, including, but not limited to, computer and telephone network systems, office space, copy services and data services. For these services, we pay Castle Creek a fee that represents a reasonable allocation of actual Castle Creek expenses proportionate to facilities, equipment and services provided to us. This agreement has been effective since September 1, 2005 and will continue until either party terminates it upon 30 days’ prior written notice. During 2006, we paid $22,800 to Castle Creek under the expense sharing agreement.

2006 Purchase Price Payment to Former Owners of Coastal Credit. In August 2005, we completed recapitalization transactions that included our acquistion of Coastal Credit, LLC for a purchase price of $50 million. We paid $45 million toward the purchase of Coastal Credit on August 31, 2005. On March 31, 2006, we paid the former owners of Coastal Credit aggregate principal and interest of $4.1 million, net of a $1.2 million receivable from the former owners. Investment funds managed by Castle Creek owned directly or indirectly 51.5% of the equity interest in Coastal Credit that we purchased. Mr. Eggemeyer's personal interest in Castle Creek represented approximately a 5% indirect interest in Coastal Credit. William E. McKnight held 22.5% of Coastal Credit, and John W. Rose indirectly held approximately 6%.

Coastal Credit Leases with McKnight Family Partnerships, L.P. Our subsidiary Coastal Credit leases its corporate offices in Virginia Beach, Virginia and one of its branch offices in Jacksonville (Orange Park), Florida, from McKnight Family Partnerships, L.P., an entity controlled by Mr. McKnight, the President of Coastal Credit and a director of White River. The Virginia Beach lease has a three-year term expiring in September 2009, and provides for rent payments of $13,532 per month. The Orange Park lease has a three-year term expiring in April 2010. The lease provides for rent payments of $9,604 per month during the first year. The rent payments will increase by 3% in each of years two and three.

Coastal Credit Aircraft Arrangement with McKnight. Coastal Credit and Mr. McKnight are parties to a letter agreement with respect to use of an aircraft owned by McKnight L.L.C., an entity controlled by Mr. McKnight. The aircraft is a Beechcraft King AirTM B200 twin engine turbo prop. The agreement provides that Coastal Credit will pay McKnight L.L.C. $14,000 per month to defray expenses associated with ownership of the aircraft in consideration for Mr. McKnight’s willingness to make the aircraft available for business use by key employees of Coastal Credit. Coastal Credit is required to pay additional amounts in any month in which its aircraft usage exceeds prescribed amounts. Six months prior written notice is required to withhold availability of the monthly payment or the plane. During 2006, payments by Coastal Credit to McKnight L.L.C. under this arrangement were $178,000.

EXECUTIVE OFFICERS

The following table presents, as to each person who currently serves as a Named Executive Officer, the person’s age, current position and the period during which he has served in that position. Descriptions of the principal occupations during the past five years of Mr. Eggemeyer, Mr. Ruh and Mr. McKnight are included under the heading “Proposal 1: Election of Directors - Nominees.” A description of Mr. Szumski’s principal occupation during the past five years follows the table.

No executive officer is related to any other executive officer, director or nominee of White River, by blood, marriage or adoption. No executive officer was selected pursuant to any arrangements or understandings between the executive officer and any other person.

Name	Age	Position	Year appointed by White River or Subsidiary
John M. Eggemeyer	61	Chairman and Chief Executive Officer	2004
Mark R. Ruh	40	President and Chief Operating Officer	2004
Martin J. Szumski	40	Chief Financial Officer	2005
William E. McKnight	63	President - Coastal Credit, LLC	1987

Martin J. Szumski has been our Chief Financial Officer since August 2005. Prior to joining White River, he was a manager at the consulting firm Reese Partners, LLC (formerly Reese McMahon LLC) from 1998 to 2005. During his tenure with Reese Partners, he managed engagements in various industries including automobile financing, advertising and manufacturing, advising clients regarding financial and accounting matters. While with Reese Partners, Mr. Szumski managed engagements of Reese Partners on behalf of UAC.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Administration of Compensation Program

The Compensation and Governance Committee of our Board of Directors reviews and approves our compensation goals and objectives for our Named Executive Officers. The Compensation and Governance Committee evaluates the performance of our Named Executive Officers in light of those goals and objectives, and determines and approves the appropriate level and structure of the Named Executive Officers’ compensation based on this evaluation. The Compensation and Governance Committee also makes recommendations to the full Board of Directors regarding the compensation of our directors and recommends and directs the implementation and administration of our incentive and equity-based compensation plans.

The current members of the Compensation and Governance Committee are John W. Rose (Chairman) and Richard D. Waterfield. Each is a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Donald A. Sherman also served on this committee until his resignation in January 2007, and was a non-employee director.

Our Chairman and Chief Executive Officer, John M. Eggemeyer, is not an employee of White River, and we do not compensate him for his service as our Chief Executive Officer. We pay an administrative fee and an expense sharing fee to Castle Creek, of which Mr. Eggemeyer is the Chief Executive Officer.

Our President and Chief Operating Officer, Mark R. Ruh, is an employee of Castle Creek. Historically, we have not compensated Mr. Ruh for his service as our President and Chief Operating Officer. In 2006, we paid Mr. Ruh a cash bonus. In 2007, we will pay Mr. Ruh a nominal salary, and Mr. Ruh has the opportunity to earn a discretionary cash bonus. See “Elements of Our Compensation Program” below.

Mr. Eggemeyer evaluates the performance of each of the other Named Executive Officers annually. He confers with the Compensation and Governance Committee and makes recommendations to the committee regarding the compensation of the other Named Executive Officers. The Committee may adopt or modify Mr. Eggemeyer’s recommendations.

Under its charter, the Compensation and Governance Committee has the authority to retain outside consultants or advisors to assist it in performing its obligations. The committee elected not to engage outside consultants or advisors in 2006.

Compensation Program Objectives
The primary objectives of our compensation program for Named Executive Officers are as follows:
•	To offer compensation that enables us to attract and retain talented employees in executive positions;
•	To recognize and reward individual contributions and motivate the executive to help us attain our annual, long-term and strategic goals;
•	To align the interests of our Named Executive Officers with the interests of our shareholders and motivate performance consistent with those interests.

Elements of Our Compensation Program

Our total compensation program for Named Executive Officers includes base salaries, discretionary cash bonuses, and annual and long-term equity incentive compensation opportunities. We describe each of these elements in more detail below.

The Compensation and Governance Committee has no specific policy or target for the allocation of compensation between cash and non-cash or short-term and long-term incentive compensation. While the Compensation and Governance Committee has authority to grant stock option and restricted stock awards to executive officers on a discretionary basis, it has not chosen to do so. The committee’s policy is to consider awards under our equity incentive plan in years in which certain of our performance goals are met or exceeded relative to years in which the goals are not met or exceeded. In 2006, all compensation to the Named Executives Officers was in the form of cash, including base salary, cash bonuses and, for Mr. McKnight, a long-term cash incentive award.

Base Salary. Base salary levels for Mr. McKnight and Mr. Szumski are established based on the complexity of their positions, competitive market conditions, individual experience and performance and future expectations. We believe their salaries are competitive with salaries paid to similarly situated executives.

As described above, we did not pay base salaries to Mr. Eggemeyer and Mr. Ruh in 2006. The base salary of each of our Named Executive Officers for 2006 is included in the Summary Compensation Table below under the caption “Executive Compensation.”

Cash Bonuses. Typically, the Compensation and Governance Committee awards cash bonuses for a fiscal year after the end of that year. For 2006, the Board of Directors, upon the recommendation of a committee of independent directors, determined that Mr. Ruh would be eligible for a cash bonus opportunity of up to $175,000, and Mr. Szumski would be eligible for a cash bonus opportunity of up to 50% of his 2006 base salary. Each was awarded his full bonus for 2006 ($175,000 and $70,000, respectively). The Compensation and Governance Committee awarded these cash bonuses for, among other things, effective supervision of regulatory compliance, identification and closing of transactions that increased earnings (specifically, sales of deficiency balance receivables and bankruptcy receivables), efforts in settling pending litigation and efforts toward resolution of the UAC bankruptcy case.

Mr. McKnight’s cash bonus is based upon operational excellence, measured by Coastal Credit’s net income. His employment agreement provides that he will be eligible for an annual performance bonus of 3% of the annual consolidated net pre-tax income of Coastal Credit (unless an alternative basis for determining the annual performance bonus is agreed to in writing by the parties). Based on this formula, we paid Mr. McKnight a bonus of $234,331 for 2006.

Long-term Cash Incentive Award. Effective September 2005, we entered into a long-term cash incentive award agreement with Mr. McKnight. The agreement provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2007, 2008 and 2009, respectively. The value of payment is to be determined based on the mean of the trading value of shares of our common stock for 20 trading days prior to the vesting date. This incentive recognizes the relationship between Coastal Credit’s performance and the value of our common stock.

In structuring a portion of Mr. McKnight’s compensation as a long-term cash incentive award, the Board of Directors considered Mr. McKnight’s then-current stock ownership level of 4.9%. Mr. McKnight’s ownership level may not exceed 4.9% because our ability to use UAC’s net operating loss carryforwards is subject to change of ownership limitations. We do not expect to award Mr. McKnight any stock compensation that would cause his ownership level to exceed this amount.

The 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan provides certain directors, officers and key employees a favorable opportunity to acquire shares of our common stock thereby providing them with an increased incentive to work for the long-term success of the company and our shareholders and better enabling us to attract and retain capable personnel. Under the plan, the Compensation and Governance Committee may grant stock options, performance stock awards and restricted stock awards. We have reserved 250,000 shares for issuance under the plan. The Compensation and Governance Committee administers the plan and determines which employees, including the Named Executive Officers, will receive awards, the nature, price, number of shares and other terms of the awards and the form and terms of the award agreements.

For 2006, the Compensation and Governance Committee did not grant any awards to Named Executive Officers pursuant to the 2005 Stock Incentive Plan.

Compensation of Directors. Mr. Eggemeyer, Mr. Ruh and Mr. McKnight also serve as directors of White River. They receive directors fees in the form of cash and stock pursuant to our 2005 Directors Stock Compensation Plan. See “Compensation of Directors” below.

Potential Payments upon Termination or Change in Control. We have entered into an employment agreement with Mr. McKnight. This agreement, which we discuss in more detail below under the caption “Executive Compensation - Employment Agreements,” provides for compensation following termination of Mr. McKnight’s employment, under certain conditions. We do not offer any other retirement benefits to our Named Executive Officers.

Tax Considerations. We have structured our 2005 Stock Incentive Plan, 2005 Directors Stock Compensation Plan and Mr. McKnight’s long-term incentive cash award to comply with Section 162(m) and Section 409A of the Internal Revenue Code. In certain circumstances, Section 162(m) limits to $1 million the deductibility of compensation, including stock-based compensation, paid to certain executives by publicly held companies, unless the compensation is performance based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and the benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In that event, the employee is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. None of the compensation paid to the Named Executive Officers in 2006 exceeded the threshold for deductibility under Section 162(m).

Performance and Compensation. The Compensation and Governance Committee believes that linking executive compensation to corporate performance results in a direct alignment of compensation with corporate goals and the interests of our shareholders. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation and Governance Committee believes that compensation levels for Named Executive Officers during fiscal 2006, adequately reflect our compensation goals and policies.

Compensation Committee Interlocks and Insider Participation. The members of our Compensation and Governance Committee are Mr. Rose and Mr. Waterfield. During 2006, Mr. Sherman was also a member of the Compensation and Governance Committee. Each is independent under the listing standards of the American Stock Exchange. None is or has ever been an officer or employee of White River. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or the Compensation and Governance Committee of our Board.

Compensation Committee Report. The Compensation and Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC rules to be included in this proxy statement. Based on that review and discussion, the Compensation and Governance Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SUBMITTED BY THE COMPENSATION AND GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS
John W. Rose, Chairman
Richard D. Waterfield

EXECUTIVE COMPENSATION

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John M. Eggemeyer[4] Chairman and Chief Executive Officer	2006	---[1]	---[1]	$20,000[2]	---	$20,000[3]	$40,000
William E. McKnight President - Coastal Credit, LLC	2006	$300,000	$234,331	$20,000[2]	$582,500[4]	$46,912[5]	$1,183,743
Mark R. Ruh President and Chief Operating Officer	2006	---[1]	$175,000	$20,000[2]	---	$32,500[6]	$227,500
Martin J. Szumski Chief Financial Officer	2006	$140,000	$70,000	---	---	$7,500[7]	$217,500
__________________________
(1)
Neither Mr. Eggemeyer nor Mr. Ruh is an employee of White River, and we do not pay either a base salary for their service as our Chief Executive Officer and President, respectively. We pay an administrative fee and an expense sharing fee to Castle Creek. Mr. Eggemeyer is the Chief Executive Officer of Castle Creek, and Mr. Ruh is an employee of Castle Creek. See “Certain Relationships and Related Party Transactions” above.

(2)	Shares granted to individuals as directors of White River pursuant to the 2005 Directors Stock Compensation Plan. See “Compensation of Directors” below.
(3)	White River cash director fee.
(4)
Mr. McKnight’s long-term cash incentive award agreement effective September 2005 provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2007, 2008 and 2009, respectively. The amount of the payment was determined based on the mean of the trading value of shares of our common stock for 20 trading days prior to the January 1, 2007 vesting date.

(5)	Includes White River cash director fee ($20,000), matching contributions under Coastal Credit’s 401(k) plan ($7,500), insurance premiums ($9,812) and a car allowance ($9,600).
(6)	Includes White River cash director fee ($20,000), UAC manager fee ($7,500) and UAC subsidiary director fee ($5,000).
(7)	UAC manager fee.

Outstanding Equity Awards at Fiscal Year End 2006

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
William E. McKnight	100,000	$1,700,000
_______________
(1)	The market value is based on the $17.00 closing market price of our common stock on December 31, 2006.

Effective September 1, 2005, we entered into a long-term cash incentive award agreement with Mr. McKnight. The agreement provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2007, 2008 and 2009, respectively. The value of payment is to be determined based on the mean of the trading value of shares of our common stock for 20 trading days prior to the vesting date.

Employment Agreements

Mr. McKnight is the only Named Executive Officer with whom we have entered into an employment agreement. The material terms of Mr. McKnight’s employment agreement are described below.

Term and Base Salary. Effective September 1, 2005, William E. McKnight, President of Coastal Credit, entered into an employment agreement with Coastal Credit, pursuant to which he receives an annual base salary of $300,000. The term of the employment agreement is three years, followed by automatic extensions for successive one-year periods.

Bonus and Long-term Cash Incentive Award. For 2005, Mr. McKnight received a performance bonus of $100,000, which was based on an annual performance bonus of $300,000 prorated for the portion of 2005 after August 31. For subsequent fiscal years, Mr. McKnight is eligible to receive an annual performance bonus of 3% of the annual consolidated net pre-tax income of Coastal Credit (unless an alternative basis for determining the annual performance bonus is agreed to in writing by Mr. McKnight and Coastal Credit).

In connection with Mr. McKnight's employment agreement, Mr. McKnight and Coastal Credit also signed a long-term cash incentive award agreement that provides for a long-term cash incentive award based on the value of 100,000 shares of our common stock, vesting 33,333.33 shares annually and payable only in cash on January 1, 2007, 2008 and 2009, respectively.

Severance Benefits. Mr. McKnight is entitled to receive the following severance benefits if his contract is not renewed, is terminated upon his death or disability, is terminated by Coastal Credit other than for “cause” or is terminated by Mr. McKnight for “good reason” or upon retirement:

•	base salary for the remainder of the term of the employment agreement (but for not less than one year following the date of termination);

•	full benefit plan participation for the remainder of the term of the employment agreement (but for a period of at least one year following the date of termination); and

•
prorated performance bonus, if any, for the fiscal year in which his employment was terminated, based on the performance of Coastal Credit for that fiscal year as reflected in its financial statements.

“Cause” is defined as engaging in a material dishonest act, willful breach of fiduciary duty, misappropriation or fraud against Coastal Credit or any of its affiliates; any indictment or similar charge alleging the commission of a felony; material failure to follow Coastal Credit’s general policies, directives or orders after failure to cure within 30 days of receiving written notice; intentional destruction or theft of Coastal Credit’s property or falsification of Coastal Credit’s documents; breach of the non-competition and non-solicitation provisions of the employment agreement; material breach of any other provision of the employment agreement and failure to cure within 30 days of receiving written notice.

“Good Reason” is defined as the removal of Mr. McKnight as Chief Executive Officer of Coastal Credit without cause; the assignment of duties inconsistent with the position and duties contemplated by the employment agreement; a requirement that Mr. McKnight move from his permanent place of residence; a change of control of Coastal Credit or White River; any action by Coastal Credit to reduce Mr. McKnight’s base compensation below the amount provided in the employment agreement or failure by Coastal Credit to timely pay salary, bonus or incentive payments.

In addition, if Mr. McKnight’s employment terminates for the reasons stated above other than retirement and the date of termination is prior to January 1, 2009, to the extent Mr. McKnight’s benefits under the long-term incentive award have not yet vested, the benefit will accelerate and fully vest. If Mr. McKnight retires prior to January 1, 2009, Mr. McKnight will receive the pro rata portion of the annual increment of his long-term cash incentive award that would otherwise vest for the year in which he retires.

If Mr. McKnight becomes disabled, he will continue to receive his base salary during the period of disability until he returns to his duties or the date of termination. If he is terminated for disability, he will receive the benefits described above.

Non-compete Provisions. Mr. McKnight is bound by noncompetition provisions that restrict him from competing with Coastal Credit for two years following termination of his employment for cause. If Mr. McKnight’s employment is terminated by Coastal Credit other than for cause, by Mr. McKnight for good reason or if the employment agreement is terminated by reason of Coastal Credit’s notice of non-renewal, Mr. McKnight will be subject to the non-compete covenants for as long as Coastal Credit is paying Mr. McKnight salary and benefits under the employment agreement.

COMPENSATION OF DIRECTORS

The following table presents information about the compensation paid to or earned by the members of our Board of Directors (other than directors who are Named Executive Officers) for our last fiscal year, whether or not deferred. Information about the compensation paid to or earned by the members of our Board of Directors who are Named Executive Officers is included above in the Summary Compensation Table under the caption “Executive Compensation.”

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Thomas C. Heagy[1]	---	---	---
Daniel W. Porter[2]	$3,587	$3,616	$7,203
John W. Rose	$20,000	$20,000	$40,000
Donald A. Sherman	$20,000	$20,000	$40,000
Richard D. Waterfield	$20,000	$20,000	$40,000
_________________________
(1)	Mr. Heagy was not a director during 2006.
(2)	Mr. Porter became a director on October 26, 2006, and his director fees were prorated.

The Board of Directors has approved annual compensation of $40,000 to be granted to our directors for service on the Board during their terms. We pay $20,000 of the directors compensation in cash in quarterly installments, and we pay the remaining $20,000 annually either (1) in the form of shares of our common stock under the 2005 Directors Stock Compensation Plan (the “Directors Plan”), to directors who are eligible to participate in the Directors Plan, or (2) in cash, to directors who are not eligible to participate in the Directors Plan. The Board believes that the receipt of board fees in the form of shares of common stock more closely aligns the economic interests of our directors with the interests of White River and our shareholders.

We do not pay a per meeting fee for Board meetings or committee meetings. We reimburse directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board of Directors. For the year ended December 31, 2006, we paid our directors who are not Named Executive Officers total fees of $63,587 in cash and $63,616 in shares of our common stock.

Directors Stock Compensation Plan

We have reserved 50,000 shares of our common stock for issuance under the Directors Plan. Each incumbent director is eligible to receive shares of our common stock under the Directors Plan, except that a director is not eligible to receive shares of our common stock under the Directors Plan if, after receipt of shares under the Directors Plan, (1) the director would hold economic ownership of more than 4.9% of the outstanding shares of our common stock and (2) the director was not (prior to September 1, 2005) already deemed a 5% shareholder of White River for purposes of determining the availability of net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986.

Under the Directors Plan, we will annually award to eligible directors shares representing 50% of the value of the regular fees to which they became entitled for Board service. We will determine the number of shares to be awarded for any plan year on the third business day following our first public release of annual financial information for that plan year, but not later than March 15th of each year. The number of shares of our common stock to be issued to each eligible director on the determination date will be the largest whole number of shares resulting from dividing (1) the dollar amount of directors fees for the plan year to be paid in the form of common stock under the Directors Plan, by (2) the fair market value of one share common stock on the determination date.

For plan year 2006, the determination date was March 8, 2007. Each eligible director was entitled to receive $20,000 of his directors fee in the form of common stock, and the fair market value of one share of our common stock on March 8, 2007 was $24.65. Each eligible director was entitled to receive 811 shares of our common stock ($20,000/$24.65). If an eligible director serves as director for less than the entire plan year, we prorate the shares of common stock payable to the director.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is:

•
to assist Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the independent auditors and our internal audit function;

•	to decide whether to appoint, retain or terminate our independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and

•	to prepare this Report.

The Board has determined that each member of the Audit Committee is financially literate and that John W. Rose is qualified as an audit committee financial expert and has accounting or relating financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of the American Stock Exchange.

The Audit Committee operates pursuant to a written charter that the Board adopted in January 2006. The Audit Committee Charter is available on our web site at http://www.WhiteRiverCap.com. As stated in the charter, our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and audit management’s assessment of the effectiveness of internal control over financial reporting.

During 2006, the Audit Committee performed all of the duties and responsibilities described in the Audit Committee Charter. The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the review and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for 2006 be included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2006.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
John W. Rose, Chairman
Thomas C. Heagy
Daniel W. Porter

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has reappointed the firm of Deloitte & Touche LLP (“Deloitte”) as independent auditors to audit our financial statements for the fiscal year ending December 31, 2007. Representatives from Deloitte are expected to be available by telephone during the 2007 annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

The following is a description of fees billed to us by Deloitte during the last two fiscal years:

Audit Fees. Audit fees include fees for the annual audit of our consolidated financial statements in 2005 and 2006, review of interim financial statements included in our quarterly reports on Form 10-Q, review of registration statements filed with the Securities and Exchange Commission in 2005, and the issuance of consents. The aggregate audit fees billed to us by Deloitte for the years ended December 31, 2006 and 2005 totaled approximately $484,000 and $649,000, respectively.

Audit-Related Fees. Deloitte did not bill us for any audit-related fees for the years ended December 31, 2006 and 2005.

Tax Fees. Tax fees include corporate tax compliance, tax advice and tax planning. Tax fees also include fees incurred by UAC for tax planning and tax advice in connection with the recapitalization transactions. The aggregate tax fees billed to us and UAC by Deloitte for the years ended December 31, 2006 and 2005 totaled approximately $86,000 and $54,000, respectively.

All Other Fees. Deloitte did not bill us any other fees for the year ended December 31, 2006 or for the year ended December 31, 2005.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax and other services performed by the independent auditor. Since the Audit Committee was established in October 2005, the Audit Committee pre-approved all audit services, non-audit services, audit-related and tax services performed for us by Deloitte. In approving any non-audit services, the Audit Committee considered whether the provision of the services would be compatible with maintaining Deloitte’s independence.

OTHER BUSINESS

Except as set forth in this proxy statement, our management has no knowledge of any other business to come before the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on those matters, and discretionary authority to do so is included in the proxy.

Shareholder Proposals for 2008 Annual Meeting of Shareholders

If a shareholder wishes to have a proposal presented at our 2008 Annual Meeting of Shareholders and included in the proxy statement and form of proxy relating to that meeting, the shareholder must submit the proposal in writing at least 120 days before April 19, 2008 (which is December 21, 2007) and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The proposal should be sent to the attention of our Corporate Secretary, White River Capital, Inc., 1445 Brookville Way, Suite I, Indianapolis, Indiana 46239.

If a shareholder wishes to have a proposal presented at our 2008 Annual Meeting of Shareholders, but not included in the related proxy statement and form of proxy, the shareholder must submit the proposal in writing at least 60 days before the meeting date. If we give notice of or publicly disclose the meeting date less than 70 days before the meeting, a shareholder proposal will be considered timely if we receive written notice of the proposal no later than 10 days after we mailed notice of or publicly disclosed the meeting date. If we hold the meeting on the date described in our By-laws (the second Tuesday in May), it will be deemed to have been publicly disclosed. If we receive notice of a shareholder proposal after the date described above, the proxy card for the 2008 Annual Meeting of Shareholders will give the designated proxy holder discretionary authority to vote as he or she deems appropriate, even though there is no discussion of the proposal in our proxy statement for that annual meeting.

Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning shareholder proposals. The notice of a proposal must also contain the following items:

•	The shareholder’s name, record address, and beneficial ownership of shares of our common stock,
•	A brief description of the business the shareholder desires to bring before the meeting, and
•	Any material interest of the shareholder in the proposal.

INCORPORATION BY REFERENCE

The sections in this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate any such section into another filing by reference in such filing.
By Order of the Board of Directors Mark R. Ruh, Corporate Secretary
Dated: April 19, 2007